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                                                        CALAMOS INVESTMENTS
                                                    Strategies for Serious Money



                         CALAMOS ASSET MANAGEMENT, INC.

                              CALAMOS ADVISORS LLC

                         CALAMOS FINANCIAL SERVICES LLC

                              CALAMOS PARTNERS LLC

                            CALAMOS INVESTMENT TRUST

                             CALAMOS ADVISORS TRUST

                CALAMOS CONVERTIBLE OPPORTUNITIES AND INCOME FUND

                    CALAMOS CONVERTIBLE AND HIGH INCOME FUND

                       CALAMOS STRATEGIC TOTAL RETURN FUND

                        CALAMOS GLOBAL TOTAL RETURN FUND





                                 CODE OF ETHICS

                                       AND

                             INSIDER TRADING POLICY

                                  JUNE 30, 2005

                                TABLE OF CONTENTS
                                                                            Page

SUMMARY........................................................................1

Frequently Asked Questions About the Code......................................1
Ask First......................................................................2

UNDERSTANDING AND APPLYING THE CODE............................................3

Purpose........................................................................3
Scope..........................................................................3
Understanding the Terms........................................................3
     "Material" Information....................................................4
     "Nonpublic" Information...................................................5
     "Material Nonpublic Information"..........................................5
     "Tipping".................................................................5
     "Covered Security"........................................................5
     "Beneficial Interest".....................................................5
Consequences Of Failure To Comply With Code....................................6
     External Penalties........................................................6
     Action By Calamos.........................................................6

RESTRICTIONS ON THE USE OF CONFIDENTIAL INFORMATION
BY CALAMOS PERSONNEL...........................................................7

General Prohibitions...........................................................7
Material Nonpublic Information About Other Companies...........................7
Material Nonpublic Information About Calamos...................................7
Confidentiality of Nonpublic Information About Calamos.........................8
Public Disclosure Of Information About Calamos And Its Closed-End Funds........8

THE PURCHASE AND SALE OF SECURITIES BY CALAMOS PERSONNEL......................10

     Trading Policies and Procedures for Non-CAM Securities...................10
         Reporting Rules......................................................10
                 Covered Accounts/Related Persons.............................10
                 Disclosure of Personal Holdings..............................11
                 Reporting of Personal Securities Transactions................11
                 Confirmations and Statements for Covered Accounts............13
                 Certification of Compliance..................................13
                 Reports to Mutual Fund Boards........................... ....13
         Pre-Clearance of Transactions........................................13
                 Securities Other Than Open-End Mutual Funds..................14
                 Open-End Mutual Funds........................................14
                 Calamos Closed-End Funds.....................................14
                 CAM Securities...............................................14
         Additional Restrictions..............................................15
                 No Transactions with Clients.................................15

                 No Conflicting Transactions..................................15
                 Initial Public Offerings.....................................15
                 Private Placements...........................................15
                 Short-term Trading...........................................15
         Exceptions and Exemptions............................................16
                 Discretionary Accounts of Outside Trustees...................16
                 DE MINIMIS Exception.........................................16
                 Hardships....................................................17
     Policies and Procedures Regarding Trading In Securities Of CAM...........17

         Blackout Periods and Trading Windows.................................17
                 Quarterly Blackout Periods...................................
                 Retirement Plan Blackout Periods.............................18
                 Event Specific Blackout Periods..............................18
                 Trading Windows..............................................18
         Certain Exceptions...................................................19
         Prohibitions.........................................................20
         Additional Requirements for Directors and Executive Officers.........20
                 Section 16 Reporting and Prohibitions........................21
                 Rule 144.....................................................22

OTHER REGULATORY REQUIREMENTS.................................................23

     Outside Employment.......................................................23
     Service As A Director Or Officer.........................................23
     Gifts....................................................................23
         Accepting Gifts and Entertainment....................................23
         Presenting Gifts and Entertainment...................................24
     Identifying Actual or Potential Conflicts of Interest....................24

YEARLY CERTIFICATION..........................................................25

RECORD RETENTION..............................................................25

SUMMARY

This summary of the Code of Ethics and Insider Trading Policy (the "Code") is provided for your convenience. It is not a substitute for reading and understanding the Code, and all personnel are responsible for complying with the Code as a condition of continuing employment with Calamos Asset Management, Inc., ("CAM") its subsidiaries and affiliates (collectively, "Calamos").

One of the most important assets that Calamos has is its reputation. Clients would not retain Calamos or invest in its products if they did not trust us, and the Code is designed to establish certain standards and procedures that will ensure that their trust is well-placed. Most of the provisions of the Code mirror requirements of federal securities laws, or those of agencies that regulate our businesses, such as the Securities and Exchange Commission and the NASD. These provisions require Calamos to place the interests of its clients first at all times, and not to take inappropriate advantage of the trust which our clients and others place in us. The Code also is designed to assure that Calamos' investment decisions remain independent and are not influenced by personal considerations.

The Code addresses five main areas:

     o    Restrictions on the use of Material Nonpublic Information;

     o    Confidentiality of information obtained in the course of employment;

     o    Public disclosure of information about CAM;

     o The buying and selling of securities by Calamos personnel (including the buying and selling of securities of CAM itself); and

     o Specific limitations on activity of Calamos personnel imposed by various regulations.

The first four of these areas focus on the legal and regulatory obligations of Calamos and its personnel with respect to inside information and trading on or disclosing that information. The final area deals with regulatory limitations on conduct by Calamos personnel that could potentially harm Calamos or its customers in other ways.

FREQUENTLY ASKED QUESTIONS ABOUT THE CODE

     o Provisions of the Code apply to all Calamos personnel, as well as to their "Related Persons," which includes spouses.

     o You may never buy or sell a security if you are aware of Material Nonpublic Information that is relevant to the transaction. This prohibition applies to transactions that you may authorize or advise for any Calamos customer or personal securities account that you own, in whole or part, or have control or substantial influence over.

     o You may not buy or sell any security if that transaction could cause a conflict of interest or an appearance of a conflict of interest in relation to your position with Calamos.

     o You must pre-clear personal transactions involving publicly traded securities of individual companies not meeting the DE MINIMIS exception.

     o The DE MINIMIS exception does not exist for purchases and sales of CAM securities. All transactions in CAM securities must be pre-cleared.

     o Any investment in an open-end mutual fund (other than a money market fund) must be held for at least 30 days. Exceptions must receive prior approval and will be limited to hardship or other unusual circumstances.

     o Transactions and holdings reports are maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.


ASK FIRST

If you have questions regarding the Code or any particular securities transaction, call a member of the Legal and Compliance Department before acting.

UNDERSTANDING AND APPLYING THE CODE

PURPOSE

The investment management, mutual funds and financial services industries are highly regulated. All are subject to a wide variety of laws and regulations designed to protect investors. Similarly, publicly-traded companies are required to meet strict standards to protect the integrity of the markets in which their securities trade.

Calamos Asset Management, Inc. ("CAM") is a publicly-traded company. Its subsidiaries and affiliated companies are primarily involved in the investment management, mutual funds and financial services industries. Predictably, CAM is subject to a wide variety of regulations. These regulations also apply to the directors, officers and employees of Calamos and its subsidiaries (unless otherwise indicated in this Code of Ethics and Insider Trading Policy (the "Code"), the term "Calamos" will mean CAM and its subsidiaries). The purpose of the Code is to explain certain of the responsibilities of Calamos and its personnel, and to establish standards to which all Calamos personnel are held. The Code supplements the CAM Code of Business Conduct and Ethics and the Calamos Employee Handbook.

SCOPE

The Code applies to all directors, officers and employees of Calamos and other businesses effectively controlled by Calamos, as well as to any outsiders, including agents and consultants, that have access through Calamos to Material Nonpublic Information.

The Code applies to all transactions in securities including but not limited to common stock, options and other derivative instruments (e.g. futures contracts) for common stock, debt securities, and any other securities that CAM or any other company may issue.

Questions regarding the Code or its application to specific transactions should be directed to the Director of Compliance, Chief Compliance Officer or General Counsel of Calamos.

UNDERSTANDING THE TERMS

Various securities laws make it illegal to buy or sell a company's securities when in possession of Material Nonpublic Information (as defined below) about the issuer or its securities. This conduct is known as "insider trading." Passing on Material Nonpublic Information to someone else who may buy or sell securities to which the information relates is also illegal. This conduct is known as "tipping."

     "MATERIAL" INFORMATION

Information should be regarded as material if it could be important to decisions to buy, sell or hold a company's securities. Any information that could reasonably be expected to affect the price of company securities should be considered material. Material information can be positive or negative, and can relate to historical facts, projections, or future events. Material information can pertain to a company as a whole, or to divisions or subsidiaries of a company.

During the course of their employment, Calamos personnel can learn material information about many companies, including CAM. Information dealing with the following subjects is likely to be found material in particular situations:

          Financial Related Subjects:

          o    Financial results
          o    Changes in earnings forecasts
          o    Unusual significant gains, losses or charges
          o    Significant write-downs in assets
          o    Significant changes in revenues
          o    Significant liquidity issues
          o    Changes in dividends
          o    Stock splits
          o    Stock repurchases
          o    Changes in debt ratings
          o    Significant new equity or debt offerings

          Corporate Developments:

          o Proposals, plans or agreements, even if preliminary in nature, involving significant mergers, acquisitions, divestitures, recapitalizations, or strategic alliances
          o    Major changes in directors or executive officers

          Product Related Subjects:

          o    Important new product offerings
          o    Significant developments related to a company's product offerings
          o Significant developments related to a company's distribution relationships
          o    Significant developments related to intellectual property

          Other Subjects:

          o    Developments regarding significant litigation
          o    Developments regarding government agency actions
          o    Execution or termination of significant contracts

This list is only illustrative, and certainly is not all-encompassing. Many other types of information may be considered material. When in doubt about whether particular information about CAM or another company is material, exercise caution and consult with the Director of Compliance or the General Counsel.

     "NONPUBLIC" INFORMATION

Information about a company is considered nonpublic if it is not available to the general public. In order for information to be considered available to the general public, it must have been widely disseminated in a manner designed to reach investors. This is generally done by the company issuing a national press release or making a publicly-available filing with the Securities and Exchange Commission ("SEC"). The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

Even after public disclosure of material information regarding a company, an insider with knowledge of the information must wait a period of two full trading days after the publication for the information to be absorbed before that person can treat the information as public.

For purposes of the Code, a full trading day means from the opening of trading on NASDAQ to the closing of trading on NASDAQ on that day. Accordingly, if an announcement is made before the commencement of trading on a Tuesday, an employee in possession of such information may trade in Company securities starting on Thursday of that week (subject to any applicable blackout period and assuming the employee is not aware of other Material Nonpublic Information at that time), because two full trading days would have elapsed by then (all of Tuesday and Wednesday). If the announcement is made on Tuesday after trading has begun on NASDAQ, an employee in possession of the information may not trade in Company securities until Friday. If the announcement is made on Friday after trading begins, an employee may not trade in Company securities until Wednesday of the following week. NASDAQ holidays do not count as trading days and will impact this schedule.

     "MATERIAL NONPUBLIC INFORMATION"

Material Nonpublic Information is information that is not known to the general public, that, if known, could reasonably be expected to affect the price of a company's securities, or be considered important in deciding whether to buy, sell or hold a security. It is often referred to as "inside information."

     "TIPPING"

Tipping is the disclosure of Material Nonpublic Information to another person for the purpose of trading or other unauthorized purpose. Tipping can result in liability for both the tipper and tippee.

     "Covered Security"

Covered Security means any stock, bond, future, investment contract, shares of open and closed-end mutual funds (including those managed by Calamos), exchange traded funds, or any other instrument that is considered a "security" of the Investment Company Act of 1940. The term "Covered Security" is very broad and includes items you might not ordinarily think of as "securities," such as: options on securities, on indexes, and on currencies; limited partnerships; foreign unit trusts, foreign mutual funds; private investment funds, hedge funds, investment clubs; or any right to acquire any security such as a warrant or convertible. In addition, purchases and sale transactions in any 401K plan, excluding percentage allocation changes or payroll deduction percentages, are considered covered securities.

     "Beneficial Interest"

Beneficial Interest shall be interpreted in the same manner as it would be under Rule 16a-1(2) of the Securities Exchange Act of 1934, as amended, in determining whether a person is a beneficial owner of a security for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and rules and regulations thereunder. As a general matter, "Beneficial Interest" will be attributed to a covered person where the covered person (i) possesses the ability to purchase or sell Covered Securities (or ability to direct the disposition of the Covered Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Covered Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

CONSEQUENCES OF FAILURE TO COMPLY WITH CODE

     EXTERNAL PENALTIES

Legal penalties for trading on or tipping Material Nonpublic Information are severe. They include criminal fines, civil fines of several times the profits gained or losses avoided, imprisonment and private party damages. The penalties also may apply to anyone who directly or indirectly controlled the person who committed the violation, including the employer and its management and supervisory personnel. Significant penalties have been imposed even when the disclosing person did not profit from the trading.

     ACTION BY CALAMOS

In addition to these possible outside sanctions, Calamos personnel who violate prohibitions on insider trading or tipping will face additional action from Calamos itself, up to and including termination of employment.

Compliance with the provisions of the Code is a condition of employment of Calamos. Taking into consideration all relevant circumstances, management of Calamos will determine what action is appropriate for any breach of the provisions of the Code. Possible actions include letters of sanction, suspension or termination of employment or removal from office.

The Boards of Trustees of any investment company for which Calamos Advisors LLC is the investment adviser (each, a "Fund") will determine what action is appropriate for any breach of the provisions of the Code by an Outside Trustee, which may include removal from the Boards. The Board of Directors of CAM will determine what action is appropriate for any breach of the provisions of the Code by an Outside Director, which may include removal from the Board.

Transactions and reports filed pursuant to the Code will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with request for information from government agencies. Additional information may be required to clarify the nature of particular transactions.

RESTRICTIONS ON THE USE OF CONFIDENTIAL INFORMATION BY CALAMOS PERSONNEL

GENERAL PROHIBITIONS

Material Nonpublic Information is a legally very important type of confidential information, but it is only one type of confidential information. Our customers and suppliers entrust Calamos with important information relating to their personal and business matters. The nature of this relationship requires strict confidentiality and trust. In safeguarding the information received, Calamos earns the respect and further trust of our customers and suppliers. All employees will be required to sign a Confidentiality Agreement at the time they are hired and this agreement carries an obligation to maintain strict confidentiality, even after an employee's employment is terminated.

Any violation of confidentiality seriously injures Calamos' reputation and effectiveness. Therefore, personnel are not to discuss confidential Calamos business with anyone who does not work for Calamos, and should never discuss business transactions with anyone who does not have a direct association with the transaction. Even casual remarks can be misinterpreted and repeated; therefore, employees should develop the personal discipline necessary to maintain confidentiality. If an employee becomes aware of anyone breaking this trust, they should report the incident to a member of management immediately.

If someone outside Calamos or the employee's department asks questions regarding confidential matters, you are not required to answer. Instead, you should refer the request to the department supervisor or a member of senior management.

No one is permitted to remove or make copies of any Calamos records, reports or documents without prior approval from management.

MATERIAL NONPUBLIC INFORMATION ABOUT OTHER COMPANIES

Calamos personnel may become aware of confidential information concerning another company. This information may be Material Nonpublic Information and, as noted above, trading of securities, including futures or options of the company based on this information is a violation of federal securities law. An employee cannot trade on this information. Because of its seriousness, trading on or tipping of confidential information about other companies will result in immediate termination of employment. Trading in open end mutual funds, like the Calamos Mutual Funds, is generally permitted because the pricing of shares in these Funds is done daily, and has greater transparency than the pricing of other securities. However, there may be times when such trading would be improper based upon other information.

MATERIAL NONPUBLIC INFORMATION ABOUT CALAMOS

If a director, officer, employee, agent or consultant of Calamos has Material Nonpublic Information relating to CAM or its securities, it is CAM's policy that neither that person nor any Related Person (as defined below) may buy, sell or recommend securities of CAM. The prohibition applies to market purchases and sales that are part of stock option exercises. It is the responsibility of each employee to make sure that transactions in any security covered by the Code by any Related Person complies with the provisions of the Code.

No director, officer, employee, agent or consultant of Calamos may disclose ("tip") Material Nonpublic Information about CAM to any other person, including Related Persons, not authorized by Calamos to have such information.

In addition, no director, officer, employee, agent or consultant of Calamos may make recommendations or express opinions based on Material Nonpublic Information regarding trading in CAM securities.

CONFIDENTIALITY OF NONPUBLIC INFORMATION ABOUT CALAMOS

Nonpublic information relating to Calamos is the property of Calamos and the unauthorized disclosure of such information is prohibited. Various laws and regulations govern the methods and timing of announcements of information to the public. Unauthorized disclosures to select individuals or groups could result in substantial liability for you and Calamos.

PUBLIC DISCLOSURE OF INFORMATION ABOUT CALAMOS AND ITS CLOSED-END FUNDS

In the event any director, officer, employee, agent, or consultant of Calamos receives any inquiry from outside the company, such as from the media, a stock analyst or investors, for information that may be nonpublic information (particularly financial results or projections), the inquiry must be referred to the Calamos Investment Communications Department. Since Calamos' closed-end funds are also publicly traded, the same restrictions apply to disclosure of information about those products. This department is responsible for coordinating and overseeing the release of such information to the media, investing public, analysts and others in compliance with applicable laws and regulations, including Regulation FD.

In communicating with analysts and the general public, Calamos and CAM will observe the following practices:


     o Communications to analysts or the general public regarding CAM or the closed-end funds which it advises should be made only by John P. Calamos, Sr., Nick P. Calamos, Pat Dudasik, or by the Investor Relations Department of CAM.


     o Those seeking information regarding the Funds or other investment clients should be transferred to U.S. Bancorp Fund Services, LLC, Sales, or, in the case of closed-end funds managed by Calamos, to the Vice President of Investment Communications.

     o CAM will not issue projections of, or comment on, future investment performance of itself or any of its products, including the mutual funds.

     o All disclosure of material information made by CAM about itself and the closed-end funds managed by Calamos will be broadly disseminated to the public.

     o Ordinary communications of material information by and about CAM generally will be through press release, through regular channels. CAM will not issue materials regarding itself "for broker-dealer use only" or with similar restrictions; instead, any such materials will be distributed as press releases. If conference telephone calls to discuss material information are scheduled by CAM with analysts, CAM will provide adequate notice of the calls, and permit investors to listen in by telephone or Internet web casting.

If any Calamos employee inadvertently discloses Material Nonpublic Information to analysts or other market professionals about CAM, or the closed-end funds managed by Calamos, CAM is obligated to provide that information to the general public no later than 24 hours after the statement is made, or the commencement of the next day's trading on NASDAQ. The Investor Relations and the Legal Department must be notified immediately of any such inadvertent disclosure that comes to the attention of any Calamos personnel.

THE PURCHASE AND SALE OF SECURITIES BY CALAMOS PERSONNEL

Persons employed throughout the financial services industry are subject to restrictions on the way in which they can buy and sell securities for their own accounts. These restrictions are imposed by the SEC and other regulators on the assumption that industry employees have a greater opportunity for access to Material Nonpublic Information than do employees in other types of businesses. There are additional restrictions imposed on the trading of Calamos personnel in securities of CAM. Calamos has long had such restrictions on the personal securities trading activity of its personnel. Such limitations are designed to prevent violations of the securities laws, as well as to avoid even the appearance of impropriety in trading by Calamos personnel, and all personal trading must be done in a manner consistent with the provisions of this Code.

     TRADING POLICIES AND PROCEDURES FOR NON-CAM SECURITIES

          REPORTING RULES

As part of its obligations under the securities laws, Calamos is required to maintain information about the trading activity of its personnel.

               INITIAL DISCLOSURE OF COVERED ACCOUNTS AND RELATED PERSONS

When a person begins employment with Calamos, he or she must disclose on an Initial Securities Holdings Form the following types of brokerage accounts, if any:

     o Accounts in your name, in whole or part, including any joint account, family account and self-directed account, that hold covered securities;

     o ACCOUNTS IN THE NAME OF YOUR SPOUSE AND MINOR CHILDREN LIVING IN YOUR HOUSEHOLD;

     o Accounts of any other member of your household for which you exercise control or substantial influence;

     o Accounts of any other relatives (of you or your spouse or domestic partner) for which you exercise control or substantial influence;

     o Trust accounts and similar arrangements for which you act as trustee or otherwise exercise substantial influence;

     o Trust accounts and similar arrangements which benefit you directly or indirectly (but excluding accounts for which you do not substantially influence investment policy or other decisions, directly or indirectly);

     o    Corporate accounts controlled, directly or indirectly, by you; and

     o Accounts in the name of unrelated third parties, such as a civic or religious organization, if you make investment decisions for those accounts.

UNDER THE FEDERAL SECURITIES LAWS, ACCOUNT HOLDERS WHO FALL INTO THESE CATEGORIES ARE "RELATED PERSONS," AND ARE SUBJECT TO THE SAME RESTRICTIONS ON TRADING AS ACTUAL CALAMOS PERSONNEL. CALAMOS PERSONNEL ARE RESPONSIBLE FOR INSURING THAT THEIR RELATED PERSONS COMPLY WITH THE PROVISIONS OF THE CODE.

               DISCLOSURE OF PERSONAL HOLDINGS

Calamos personnel fall into five broad categories:

     o INVESTMENT PERSONS are those who make, or participate in making, investment decisions or recommendations for Calamos clients, or who, in connection with their regular functions or duties with Calamos, make, participate in, or obtain information regarding the purchase or sale of securities by a Client. Investment Persons are each Calamos portfolio manager, each research analyst, support staff working directly with portfolio managers and analysts, and each trader.

     o ACCESS PERSONS are those directors, officers and employees of Calamos or a trust who are not Investment Persons, Outside Trustees, Unaffiliated Trustees or Outside Directors.

     o OUTSIDE TRUSTEES are those trustees of a Fund who are not "interested persons" of the Fund, as that term is defined in the Investment Company Act of 1940.

     o UNAFFILIATED TRUSTEES are those Trustees of a Fund who are not affiliated persons of Calamos but are not Outside Trustees.

     o OUTSIDE DIRECTORS ARE THOSE DIRECTORS OF CALAMOS ASSET MANAGEMENT, INC. WHO ARE NOT EMPLOYEES OF CALAMOS.

Each INVESTMENT PERSON, ACCESS PERSON and UNAFFILIATED TRUSTEE shall disclose to the Compliance Department securities holdings in which he or she or a Related Person has a beneficial interest (excluding direct obligations of the U. S. government (U.S. treasury bills, notes and bonds), and money market instruments, including bank certificates of deposit, bankers' acceptances, commercial paper and repurchase agreements) no later than 10 days after commencement of employment with Calamos. Data must be current as of a date no earlier than 45 days before the date of employment of the new employee. In addition, the Compliance Department must be notified in writing within 10 days of the opening of a new brokerage account in which he or she or a Related Person has a Beneficial Interest and there after on the quarterly certification form. Such information must be updated annually thereafter as of December 31 of each year. Annual reports shall be delivered to the Compliance Department no later than January 30 of the following year. The initial holdings and annual holdings reports shall contain the following information:

     o The title and number of shares, or principal amount, interest rate and maturity date (if applicable), of each security held beneficially;

     o The name of any broker, dealer, bank or custodian with or through which an account is maintained in which the person has a beneficial interest, along with the corresponding account number; and

     o    The date the report is submitted.

               REPORTING OF PERSONAL SECURITIES TRANSACTIONS

An OUTSIDE TRUSTEE, UNAFFILIATED TRUSTEE, RELATED PERSON OF AN OUTSIDE TRUSTEE OR UNAFFILIATED TRUSTEE, OUTSIDE DIRECTOR OR RELATED PERSON OF AN OUTSIDE DIRECTOR may not trade in a security that the Outside Trustee or Outside Director, at the time of the transaction, knew, or in the ordinary course of fulfilling his or her duties as a Trustee or Director should have known, that on the day of the transaction or within 15 days before or after that day a purchase or sale of that security was made by or considered for the Fund or other Calamos client.

An OUTSIDE OR UNAFFILIATED TRUSTEE OR A RELATED PERSON OF AN OUTSIDE OR UNAFFILIATED TRUSTEE shall also report in writing to the Chief Compliance Officer, WITHIN ONE BUSINESS DAY, any personal securities transaction in shares of Calamos closed-end Funds. Such reporting is required to meet obligations under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

An OUTSIDE DIRECTOR OR A RELATED PERSON OF AN OUTSIDE DIRECTOR shall also report in writing to the General Counsel of Calamos Asset Management, Inc., WITHIN ONE BUSINESS DAY, any personal securities transaction, including but not limited to automatic dividend reinvesments in securities of Calamos Asset Management, Inc.
(CLMS). Such reporting is required to meet obligations under Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

Each ACCESS PERSON and INVESTMENT PERSON shall (i) identify to Calamos any brokerage or other account, including accounts of Related Persons, in which he or she has a beneficial interest and (ii) instruct the broker or custodian to deliver to Calamos' Compliance Department duplicate confirmations of all transactions and duplicate monthly statements.

Each ACCESS PERSON, INVESTMENT PERSON, AND UNAFFILIATED TRUSTEE, OR A RELATED PERSON OF ANY OF THEM, shall report all personal securities transactions, including transactions in shares of all mutual funds and closed-end funds, during a quarter to the Compliance Department no later than thirty days after the end of the calendar quarter. Quarterly transaction reports shall include the following information for each individual transaction:

     o    the date of the transaction;

     o title and number of shares or principal amount, interest rate and maturity date (if applicable) of each security involved;

     o the nature of the transaction (i.e., purchase, sale, exchange, gift, or other type of acquisition or disposition);

     o    the price at which the transaction was effected;

     o the name of the broker, dealer or bank with or through which the transaction was effected;

     o    the account number; and

     o    the date the report is submitted.

In addition, for each account established during the month in which securities are held for the benefit of an INVESTMENT PERSON, ACCESS PERSON OR UNAFFILIATED TRUSTEE, the quarterly report shall include:

     o the name of the broker, dealer, custodian or bank with whom the account was established;

     o    the date the account was established;

     o    the account number; and

     o    the date the report is submitted.

Reports relating to the personal securities transactions of the Chief Compliance Officer shall be reviewed by the Chief Administrative Officer.

               CONFIRMATIONS AND STATEMENTS FOR COVERED ACCOUNTS

Each INVESTMENT PERSON OR ACCESS PERSON must arrange for copies of confirmations and statements to be provided to the Compliance Department for any Covered Accounts maintained with a brokerage firm. Instruct the applicable brokerage firms to provide those copies to: Calamos Advisors LLC, Compliance Department, 1111 E. Warrenville Rd, Naperville, IL 60563. Upon request, the Compliance Department will send a standard letter to a brokerage firm advising them of Calamos' arrangements under this Policy.

YOU ARE RESPONSIBLE FOR ENSURING INITIALLY THAT COMPLIANCE RECEIVES THESE CONFIRMATIONS AND STATEMENTS AND FOR FOLLOWING UP SUBSEQUENTLY IF COMPLIANCE NOTIFIES YOU THAT THEY ARE NOT BEING RECEIVED. COMPLIANCE MAY DIRECT YOU TO CLOSE AN ACCOUNT IF THE BROKER FAILS TO PROVIDE PERIODIC CONFIRMATIONS OR ACCOUNT STATEMENTS ON A TIMELY BASIS.

               CERTIFICATION OF COMPLIANCE

Each INVESTMENT PERSON and ACCESS PERSON is required to certify annually that
(i) he or she has read and understands the Code, (ii) recognizes that he or she is subject to the Code, and (iii) he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code. The Director of Compliance shall annually distribute a copy of the Code and require certification by all covered persons and shall be responsible for ensuring that all personnel comply with the certification requirement.

Each INVESTMENT PERSON and ACCESS PERSON who has not engaged in any Personal Securities Transaction during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

               REPORTS TO FUND BOARDS

The officers of each Fund shall prepare an annual report to the Boards of Trustees of the Fund that:

     o summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

     o describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

     o certifies to the board that the Fund has adopted procedures reasonably necessary to prevent its INVESTMENT PERSONS and ACCESS PERSONS from violating the Code; and

     o identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

In addition, the officers of each Fund shall report to the Board of the Fund on a quarterly basis any material violations of the Code.

     PRE-CLEARANCE OF TRANSACTIONS

No INVESTMENT PERSON or ACCESS PERSON shall engage in a Covered Securities transaction (including a transaction in any mutual fund that is not a money market fund) unless the transaction has been approved in advance by a designated individual as outlined below and executed in accordance with the Employee Pre-Clearance Procedures. Each approval shall be in writing and shall be forwarded to the Compliance Department to be filed in the employee's trading files and maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

          SECURITIES OTHER THAN OPEN-END MUTUAL FUNDS

INVESTMENT PERSONS or ACCESS PERSONS wishing to place trades in Covered Securities other than open-end mutual funds including, but not limited to, equities, fixed income, derivatives, closed-end funds (including those managed by Calamos) and exchange traded funds must obtain written approval from any one of the CEO, Senior Executive Vice President or Chief Compliance Officer, none of whom may approve his or her own transactions. In addition, the personal securities transactions of the CEO and Senior Executive Vice President must be approved in advance by the Chief Compliance Officer.

          OPEN-END MUTUAL FUNDS

INVESTMENT PERSONS or ACCESS PERSONS wishing to redeem or exchange any open-end mutual fund shares held for a period of less than 30 calendar days, must obtain written approval from any one of the Chief Compliance Officer, Director of Compliance, or Chief Administrative Officer, none of whom may approve his or her own transactions.

          CALAMOS CLOSED-END FUNDS

In addition, officers and Trustees of Calamos closed-end Funds and Executive Officers of Calamos Advisors LLC and Calamos Financial Services LLC must notify the General Counsel of any purchases or sales of Calamos closed-end Funds, excluding dividend or capital gain reinvestments, on the day such transaction was effected. Such notification is required to meet reporting obligations under
Section 16 of the Securities Exchange Act of 1934 and the rules thereunder.

          CAM SECURITIES

No OUTSIDE TRUSTEE nor UNAFFILIATED TRUSTEE many own, directly or indirectly, any CAM securities.

OUTSIDE DIRECTORS, officers and employees of Calamos must obtain prior clearance from the Director of Compliance or the General Counsel of CAM before he, she or a Related Person engages in any transactions in CAM securities, including but not limited to stock option exercises, gifts, or any other transfer of securities. Pre-clearance is required even during a trading window.

If pre-clearance is granted, the individual must execute his or her trade within the period of time indicated by the approving person on the pre-clearance form, which period of time shall not exceed two business days from the day on which pre-clearance is granted.

     ADDITIONAL RESTRICTIONS

          NO TRANSACTIONS WITH CLIENTS

No INVESTMENT PERSON, ACCESS PERSON or OUTSIDE TRUSTEE shall knowingly sell to or purchase from a client any security or other property except securities issued by that Client.

          NO CONFLICTING TRANSACTIONS

No INVESTMENT PERSON, ACCESS PERSON or OUTSIDE TRUSTEE shall purchase or sell for his or her own personal account and benefit, or for the account and benefit of any relative, any security (other than shares of a Fund) that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client's transactions have been completed or consideration of such transactions has been abandoned. A conflicting order is any order for the same security, or option on that order, that has not been fully executed. A purchase of a security is being "actively considered" (a) when a recommendation to purchase or sell has been made for the Client and is pending or (b) with respect to the person making the recommendation, when that person is seriously considering making the recommendation.

Absent extraordinary circumstances, a personal securities transaction shall not be executed until the fifth business day after completion of any transaction for a Client. The purchase and sale of shares of any Fund by an INVESTMENT PERSON, ACCESS PERSON, OUTSIDE TRUSTEE or OUTSIDE DIRECTOR shall not be viewed as a conflicting transaction for the purpose of this section.

          INITIAL PUBLIC OFFERINGS

No INVESTMENT PERSON or ACCESS PERSON shall acquire any security in an initial public offering.

          PRIVATE PLACEMENTS

No INVESTMENT PERSON or ACCESS PERSON shall acquire any security in a private placement without the express written prior approval of the President or Senior Executive Vice President of Calamos. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person's relationship with Calamos or its clients. An INVESTMENT PERSON who has been authorized to acquire a security in a private placement must disclose that investment if he or she later participates in consideration of an investment in that issuer for a client's account. Any investment decision for the client relating to that security must be made by other Investment Persons.

          SHORT-TERM TRADING

No INVESTMENT PERSON may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities, other than shares of mutual funds, within 60 days if the same (or equivalent) securities have been held by a Client during such 60-day period. Any profit so realized will be required to be donated to a charitable organization selected by Calamos.

     EXCEPTIONS AND EXEMPTIONS

The provisions of this Code are intended to limit the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code. Therefore, the pre-clearance and reporting provisions of the Code shall not apply to:

     o Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control, including discretionary accounts #;

     o    Purchases or sales of:
               o U.S. government securities;
               o Money Market Mutual Funds;
               o Bank certificates of deposit or commercial paper;

     o Purchases or sales that are non-volitional on the part of either the person subject to the Code or any client (including transactions pursuant to Rule 10b5-1 plans, discussed below);

     o Purchases that are part of an automatic dividend reinvestment plan (additional restrictions apply to CAM dividend reinvestment plan described below);

     o Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

     o    Purchases or sales made as part of a 529 Plan;

     o Purchases or sales of exchange traded funds that are based on a broad-based securities index;

     o    Purchases or sales of municipal bonds.

          DISCRETIONARY ACCOUNTS OF OUTSIDE TRUSTEES

Purchases and sales of securities in an account in which an Outside Trustee or a Related Person has a beneficial interest shall not be subject to the prohibitions of the Code if the account is managed by someone other than the Outside Trustee or Related Person, and the Outside Trustee or Related Person did not have knowledge of the transactions until after they had been executed, provided the Outside Trustee has previously identified the account to Calamos' Director of Compliance.

         DE MINIMIS EXCEPTION

Purchases or sales in an amount less than $10,000 in a security of an issuer (other than shares of mutual funds) that has a market capitalization of at least $5 billion are exempt from the prohibitions with respect to whether Calamos is trading the same security for the accounts of its clients of this Code, and are exempt from the pre-clearance requirements of the Code. However, please note that trades falling within this DE MINIMIS exception must be reported pursuant to the requirements of this Code.

This exception does not apply to transactions in securities of CAM itself.

-------------------
# In order for an account to be deemed discretionary, approval must be received by the Director of Compliance. Supporting documentation must be provided in the form of a letter from the manager of the discretionary account and a copy of the most recent account statement.

     HARDSHIPS

Under unusual circumstances, such as a personal financial emergency, employee stock ownership plans, stock option plans and certain personal trusts, or when it is determined that no conflict of interest or other breach of duty is involved, application for an exemption to make a transaction may be made to the Director of Compliance or Chief Compliance Officer, which application may be denied or granted. To request consideration of an exemption, submit a written request containing details on your circumstances, reasons for the exception and exception requested.

The Director of Compliance may, in unusual circumstances, approve exceptions from the Code of Ethics applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i) consistent with the individual's fiduciary obligations to Clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual. Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the Director of Compliance in connection with granting such exception. Any such exceptions will be reported to the Board of Directors of CAM at the meeting of the Board of Directors and the Boards of Trustees of the Funds, respectively, immediately following the grant of such exception, and such Board of Directors or Board of Trustees shall have the power to revoke or modify any such exceptions prospectively.

     POLICIES AND PROCEDURES REGARDING TRADING IN SECURITIES OF CAM

The personal trading policies and procedures regarding securities of other companies are broadly designed to protect Calamos clients against potential misuse of Material Nonpublic Information by Calamos personnel that could disadvantage the client, or enrich Calamos personnel at the expense of clients.

Additional restrictions apply to transactions in CAM securities by Calamos personnel. These restrictions are required under federal law to protect shareholders of Calamos from the potential misuse of Material Nonpublic Information about Calamos itself.

Broadly speaking, the provisions of the Code with respect to the purchase and sale of securities of other companies apply equally to the purchase and sale of CAM securities. For example, covered accounts that hold CAM securities must be disclosed, duplicate confirmations and statements must be provided, and transactions in CAM securities must be pre-cleared. However, trading in CAM securities by CAM personnel and their Related Persons are limited to specific periods. Note that the DE MINIMIS exceptions applicable to securities of other companies does not apply to transactions in CAM securities by CAM personnel and their Related Persons; in other words, every trade must be pre-approved.

     BLACKOUT PERIODS AND TRADING WINDOWS

          QUARTERLY BLACKOUT PERIODS

The period leading up to CAM's announcement of its quarterly financial results is a particularly sensitive period of time for trading in CAM securities from the perspective of complying with applicable securities laws. During this period, directors, officers and certain employees and consultants may often possess Material Nonpublic Information about the expected financial results for the quarter. As a result, directors, officers and employees of CAM are prohibited from trading in CAM securities and entering into trading plans including but not limited to dividend reinvestments during the period beginning on the first day of the last fiscal month of each fiscal quarter and ending at the close of trading on the NASDAQ National Market ("NASDAQ") on the second full trading day following the release of the quarterly financial results. The beginning and end of each such blackout period will be announced by the Director of Compliance.

The exempt transactions described below under "Certain Exemptions" are permissible even during the quarterly blackout periods. However, entering into a Rule 10b5-1 trading plan and setting up regularly scheduled plan transactions such as dividend reinvestment plan in CAM Securities are prohibited during blackout periods. Rule 10b5-1 trading plans are described further in that Section.

          RETIREMENT PLAN BLACKOUT PERIODS

In the event that CAM shares are available in any Calamos retirement plan, directors and executive officers of Calamos are prohibited from purchasing, selling, acquiring or transferring Calamos shares and derivative securities acquired in connection with their service or employment during any blackout periods of more than three consecutive business days applicable to the participants in such retirement plan. Such blackout periods, while rare, usually occur in connection with administrative changes to the plans and plan service providers. The retirement plan or its sponsor is required to give directors, executive officers and affected plan participants advance written notice of such retirement plan blackout periods.

These blackout periods are intended to conform to the current and any future requirements of and exceptions to Section 306 of the Sarbanes-Oxley Act of 2002, as amended ("Section 306"). This prohibition will be interpreted and implemented in accordance with Section 306 and the regulations thereunder, as amended.

          EVENT SPECIFIC BLACKOUT PERIODS

Calamos reserves the right to impose other trading blackouts from time to time on specified groups of its directors, officers, employees, agents or consultants when, in the judgment of the CAM's General Counsel, a blackout period is warranted. Calamos will notify those affected by such a blackout of when the blackout begins and when it ends. Those affected should not disclose to others the fact of such trading suspension.

          TRADING WINDOWS

To avoid even the appearance of impropriety, the most appropriate period for transactions in CAM securities by directors, officers, employees, agents and consultants who are routinely in possession of Material Nonpublic Information about CAM is the period beginning on the third full trading day through the twelfth trading day following each quarterly earnings release.

This trading window is based on the concept that CAM's disclosures to the investing public should be up to date and complete during that period. The securities markets also should have had a sufficient opportunity to digest the disclosures in the quarterly release.

IT SHOULD BE NOTED THAT EVEN DURING THE TRADING WINDOWS, ANY PERSON POSSESSING MATERIAL NONPUBLIC INFORMATION CONCERNING CAM SHOULD NOT ENGAGE IN ANY TRANSACTIONS IN CAM SECURITIES UNTIL SUCH INFORMATION HAS BEEN KNOWN PUBLICLY FOR AT LEAST TWO FULL TRADING DAYS, WHETHER OR NOT CAM HAS RECOMMENDED A SUSPENSION OF TRADING TO THAT PERSON. TRADING IN CAM SECURITIES DURING THE TRADING WINDOW SHOULD NOT BE CONSIDERED A "SAFE HARBOR" FOR PURPOSES OF THE INSIDER TRADING LAWS. AND ALL DIRECTORS, OFFICERS, EMPLOYEES AND OTHER PERSONS SHOULD USE GOOD JUDGMENT AT ALL TIMES AND CONTACT THE DIRECTOR OF COMPLIANCE OR GENERAL COUNSEL IF THERE ARE QUESTIONS.



     CERTAIN EXCEPTIONS

The prohibitions against trading while in possession of Material Nonpublic Information and during blackout periods do not apply to the following types of transactions in CAM securities:

     o Transactions pursuant to a binding contract, instruction or written plan that complies with the requirements of Rule 10b5-1 ("Rule 10b5-1") under the Securities Exchange Act of 1934, as amended (the "Act"). Any such contract, instruction or written plan must be presented to the Legal and Compliance Department for approval prior to entering into the first transaction under such an arrangement.

     o Rule 10b5-1 provides a defense from insider trading liability for trading contracts, instructions and plans that meet the rule's requirements. In general, a Rule 10b5-1 contract, instruction or plan must be entered into outside of blackout periods applicable to such person and when the person is not in possession of Material Nonpublic Information. Once the contract, instruction or plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions when established or delegate discretion on these matters to an independent third party, usually a broker.

     o Regularly scheduled and matching contributions to and withdrawals from a CAM stock fund in a benefit plan when the contributions or withdrawals are put in place outside of blackout periods applicable to such person and when not in possession of Material Nonpublic Information;

     o Regularly scheduled purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the purchases, reinvestments or withdrawals are put in place outside of blackout periods applicable to such person and when not in possession of Material Nonpublic Information. However any such contract, instruction or written plan must be presented to the Compliance Department for approval prior to entering into such an arrangement.

     o Bona fide gifts of CAM securities, unless there exists reason to believe the recipient intends to sell the securities while you possess Material Nonpublic Information;

     o Acceptance or vesting and any related stock withholding of stock options, restricted stock, restricted stock units, phantom stock units or other grants issued under CAM's incentive compensation plans;

     o Acquisition or disposition of stock in a stock split, reverse stock split, stock dividend, or other transaction affecting all shareholders in a similar manner; and

     o Any other transaction designated by the General Counsel of CAM as exempt from the Code.

     PROHIBITIONS

As an investment philosophy, CAM does not believe in speculation, and speculation often leads to insider trading issues. Accordingly, directors, officers and employees of CAM and its affiliates are prohibited from the following activities:

     o    Purchases or sales of exchange-listed or OTC options on CAM stock;

     o The exercise of an option or right to purchase CAM shares, or the sale of CAM restricted stock which has vested, is generally not permitted if the final exercise date or the sale date falls within a blackout period, although certain transactions may be permitted, depending upon specific circumstances.

     o Short term or day trading (i.e. purchases and sales within a 30 day period) of CAM shares.

     o    Short sales of CAM shares, other than shorting against the box.

Any exceptions to these restrictions must be approved in writing by both the Director of Compliance and the General Counsel of CAM.

Although margining and pledging of CAM securities as collateral is not prohibited, it is strongly discouraged. In any margin or loan account, the securities used as collateral may be sold without your consent to meet a margin call or to satisfy a loan. If such a sale occurs during a blackout period, or when you have access to material non-public information, it may result in unlawful insider trading. Because of this danger, it is recommended that directors, officers, employees, agents and consultants of CAM not hold CAM stock in a margin account or pledge CAM stock as collateral for a loan.

ADDITIONAL REQUIREMENTS FOR DIRECTORS AND EXECUTIVE OFFICERS

Directors, including Outside Directors, and certain officers of CAM and its affiliated companies, as well as other personnel with regular access to CAM's financial information, must obtain prior clearance from the General Counsel of CAM before engaging in ANY transaction in CAM securities and securities of closed-end funds managed by CAM. This includes trades within the trading windows described above. A request should be made at least two business days in advance of the proposed trade date, and the clearance will generally be good for 48 hours. CAM personnel subject to this requirement are listed in Attachment A, which may be amended from time to time.

In addition, initial participation in a dividend reinvestment plan of CAM stock must be pre-cleared by CAM's General Counsel and thereafter only for changes in reinvestment directions (e.g. change in the percent of the dividend amount being reinvested). The following information must be provided initially for each dividend reinvestment plan of CAM stock you participate in: (i) the name of the plan and plan sponsor; (ii) the reinvestment directions give to the plan sponsor; and (iii) form of ownership (e.g. hold directly, jointly with spouse, through a trust, etc.). Typically, these transactions need to be reported to the SEC within two business days after the execution of the transaction.

Such persons also may trade in CAM securities and securities of closed-end funds managed by CAM pursuant to the provisions of Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 provides a defense from insider trading liability for trading contracts, instructions and plans that meet the rule's requirements by sharply limiting the discretion an insider has over the timing, amount and pricing of trades. In general, a Rule 10b5-1 contract, instruction or plan must be entered into, in writing, outside of blackout periods applicable to such person and when the person is not in possession of material nonpublic information. Once the contract, instruction or plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In short, it is similar to regularly scheduled purchases and reinvestments in, or withdrawals from, dividend reinvestment plans or similar programs. The plan must either specify the amount, pricing and timing of transactions when established or delegate discretion on these matters to an independent third party, usually a broker. Such arrangements must be approved by the Legal & Compliance Department prior to the first transaction.

     SECTION 16 REPORTING AND PROHIBITIONS

Under the requirements of Section 16 of the Securities Exchange Act of 1934, certain parties are required to report any transactions in CAM securities including but not limited to dividend reinvestments on a regular basis. These persons include:

     o    CAM's CEO

     o    CAM's principal financial officer

     o CAM's principal accounting officer (or, if there is no such accounting officer, the controller)

     o    Any director of CAM, including Outside Directors

     o Any vice-president of CAM in charge of a principal business unit, division or function (such as sales, administration or finance)

     o    Any other officer of CAM who performs a policy-making function, or

     o    Any other person who performs similar policy-making functions for CAM.

Officers of CAM's parent(s) or subsidiaries shall be deemed officers of CAM if they perform such policy-making functions for CAM. In general such persons are deemed to have inside information by virtue of their positions within CAM.

Transactions of immediate family members of the persons listed above also are generally subject to the reporting requirements, on the theory that the director, officer or principal shareholder will financially benefit from these transactions. For Section 16 purposes, "immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

These persons, as well as any holder of more than 10% of CAM stock, must file initial reports of CAM share ownership on Form 3 and subsequent reports of transactions on Form 4. Although the Legal Department of CAM is prepared to assist these persons in preparing such filings, the responsibility for such filings, including notifying CAM of the transaction and seeking pre-clearance, is that of the person.

In addition to the periodic reporting requirements, directors, officers and principal shareholders of CAM are subject to the "short swing" trading provisions of Section 16. Subject to certain exceptions, an officer, director or principal shareholder of CAM who engages in any combination of purchase and sale, or sale and purchase of a CAM security within any period of less than six months must turn over to CAM any profit realized or loss avoided by such a combination of transactions. This is an absolute penalty imposed by law, and it is imposed regardless of any intention on the part of the director, officer or owner.

CAM's Legal Department is prepared to assist these persons in determining and satisfying their obligations under Section 16, but that assistance can be offered only if the transactions are reported to CAM's General Counsel for pre-approval.

RULE 144

Directors and executive officers of CAM are required to file Form 144 with the SEC and NASDAQ before making an open market sale of CAM shares. The Form 144 notifies the SEC and NASDAQ of an intent to sell CAM shares. Although the Form 144 is generally prepared and filed by the Calamos Legal Department, the reporting person retains responsibility for the timeliness and accuracy of reports. Again, that assistance can be offered only if the transactions are reported to CAM's General Counsel for pre-approval.

OTHER REGULATORY REQUIREMENTS

Certain other restrictions are imposed upon Calamos personnel, other than Outside Trustees, Unaffiliated Trustees and Outside Directors, as a result of being in a highly regulated industry.

OUTSIDE EMPLOYMENT

What employees do outside the office on their own time is their business as long as it does not reflect negatively on the Company. However, for full-time employees of Calamos, it is expected that their position with the company is their primary employment. Any outside activity must not interfere with an employee's ability to properly perform his or her job responsibilities.

Personnel contemplating a second job must notify their supervisor immediately. The supervisor will thoroughly discuss this opportunity with the employee to ensure it will not interfere with job performance at Calamos, nor pose a conflict of interest. Written approval from a member of Senior Management will be required, and the written approval must be forwarded to the Director of Compliance for regulatory recordkeeping.

SERVICE AS A DIRECTOR OR OFFICER

No INVESTMENT PERSON or ACCESS PERSON may serve as a member of the board of directors or trustees, or as an officer, of any publicly-held company without the prior written approval of the President or the Chief Compliance Officer, based on a determination that the board service would not be inconsistent with the interests of the clients of CAM. If an INVESTMENT PERSON is serving as a board member, that INVESTMENT PERSON shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits. Because of the potential for real or apparent conflicts of interests, such service is strongly discouraged.

GIFTS

Regulators require that Calamos monitor the receipt and giving of gifts. The regulatory concern is that the receipt or giving of gifts, or excessive entertainment or favors could interfere with fiduciary judgment.

     ACCEPTING GIFTS AND ENTERTAINMENT

Except as otherwise specifically stated below, an INVESTMENT PERSON, ACCESS PERSON or his/her family members must not accept excessive gifts, entertainment or favors from current or prospective customers or suppliers of Calamos. Cash gifts and checks or gift certificates convertible into cash are always inappropriate and must never be accepted. Other gifts up to $100 in retail value may be accepted if the INVESTMENT PERSON or ACCESS PERSON is certain that there is no conflict of interest or appearance of any conflict of interest raised by the gift(s). If an employee receives a gift, over a $100 retail value, the employee must submit a written report to the Director of Compliance. Reports submitted to the Director of Compliance must contain the following information: name of recipient; title or position; department; name of donor; description of gift; date received; actual or estimated value. Such reports are to be prepared and submitted immediately upon receipt of such gift. Senior Management reserves the right to require the person to return any gift if it determines such return is appropriate under the circumstances.

Invitations for excessive or extravagant entertainment must be declined. If such entertainment is accepted inadvertently, it must be reported in writing in accordance with the above guidelines. Employees should only accept types of entertainment that they believe would be deemed appropriate. No gifts should be accepted by one employee from another employee if accepting such gifts would create a conflict of interest or the appearance thereof, if such gifts would be considered excessive, or if such gifts are inappropriate or in bad taste.

     PRESENTING GIFTS AND ENTERTAINMENT

In situations where Calamos is to present a gift, entertainment, or other accommodation to a current or prospective customer or supplier, INVESTMENT PERSONS or ACCESS PERSONS must use careful judgment to determine that the matter is handled in good taste and without excessive expense. All entertainment presented by Calamos or in the name of Calamos must be appropriate and in good taste. Employees presenting a gift, entertainment or accommodation must be certain that such gift, entertainment or accommodation they have selected would be appropriate. If there are any questions as to whether or not a particular form of gift, entertainment or accommodation is appropriate, such gift, entertainment or accommodation should not be presented. Prior approval from the Director of Compliance is required before purchasing a gift with a retail value over $100 or the presentation of a gift combined with other gifts given to the same client during the calendar year would exceed $100. Reports should include name of donor; title or position; department; name of recipient, description of gift; date presented; and actual value.

INVESTMENT PERSONS or ACCESS PERSONS sometimes obtain Calamos-owned tickets to sporting or cultural events, etc. When an INVESTMENT PERSON or ACCESS PERSON is accompanying a customer to the event using the Calamos-owned tickets, the use of such tickets is considered to be customer entertainment. When an INVESTMENT PERSON or ACCESS PERSON presents such tickets to a customer, but does not attend the event with the customer, the presentation of such Calamos-owned tickets is then considered a gift to the customer. In either event, care must be taken to ensure that such gift or entertainment is an appropriate business expense for Calamos. It is expected that Calamos-owned tickets would not be repeatedly used to entertain, or be presented as gifts to, the same customer.


     IDENTIFYING ACTUAL OR POTENTIAL CONFLICTS OF INTEREST

Calamos believes that the interests of Calamos and its clients can and should be aligned, despite the potential for conflicts of interest in the investment adviser/client relationship. In addition to being in the best interests of our clients to avoid conflicts of interest, it is in the best interest of Calamos itself to avoid actual and even, if possible, potential conflicts of interest.

In a company of our size and complexity, it can become difficult to identify conflicts of interest and other potential problems. But identification is the first and most necessary step in resolving those issues. Calamos believes that those dealing with the details of running its business operations are in just as good a position - often a better one - as Calamos management to identify potential problems.

All Calamos employees have an interest in identifying and solving potential problems. Each employee should feel free to raise questions and analyze what he or she is doing. In the end, Calamos is paying all of us to think and use our best judgment, and that includes raising questions and joining the discussion that shapes our business policies and practices. If any employee is concerned about an apparent conflict of interest, or any other legal or ethical question involving our businesses, we want to hear from you so that we can take the appropriate action.

Calamos recognizes that some people may feel uncomfortable raising issues, especially if they question the propriety of something that is occurring. Although people should not be afraid to raise these points openly, as an alternative Calamos has established the EthicsPoint program for reporting and resolving issues under the Calamos Standards of Conduct, including conflicts of interest and other legal or ethical issues. Under the EthicsPoint program, any

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

employee can report any type of actual or suspected violation on an anonymous, no retaliation basis. The EthicsPoint program, which is described more completely on the Calamos intranet site, has established a procedure for investigating and resolving such issues, and the same procedures will be used to resolve issues raised face-to-face, outside the EthicsPoint program.


YEARLY CERTIFICATION

Copies of the Code will be provided to all personnel at least yearly. They will be required to sign a certification that they have read and understand the provisions of the Code, and that they have abided by all of its provisions.



RECORD RETENTION

The Compliance Department shall maintain the records listed below for a period of five years in a readily accessible place:

     o A copy of each Code that has been in effect at any time during the past five years;

     o A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

     o A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person;

     o Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

     o A record of any decision and supporting reasons for approving the acquisition of securities in limited offerings for at least five years after the end of the fiscal year in which approval was granted;

     o A copy of each Initial Statement of Beneficial Ownership of Securities ( SEC Form 3), Statement of Changes of Beneficial Ownership of Securities ( SEC Form 4), and Annual Statement of Beneficial Ownership of Securities ( SEC Form 5).



Effective Date:  June 30, 2005

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